UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-27122 (Commission file number)	94-2900635 (I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, CA (Address of principal executive offices)	94551 (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Compensatory Arrangements of Certain Officers.

(e)           Revision to Base Salary Compensation

On April 1 2009, the Compensation Committee of the Board of Directors of Adept Technology, Inc. (“Adept” or the “Company”) approved a reduction of the base salary of Adept’s Chief Executive Officer by twenty percent (20%) of his current base salary, and a reduction of base salary of the Company’s other executive officers by ten percent (10%), until business conditions permit the Company to reinstate prior salary levels, including meeting certain cash flow and income targets for two consecutive fiscal quarters.  This decrease is effective for pay periods commencing April 6, 2009, is in addition to salary decreases effective in January 2009 previously announced by Adept, and is being implemented in connection with Adept’s global employee salary decreases and other cost savings measures.

Item 8.01.    Other Information.

In response to the global economic downturn which has resulted in certain of Adept's customers delaying automation programs and temporarily idling existing production lines, the Company has effected further cost reduction measures intended to result in additional cost savings of up to $1,000,000 per quarter.  This program includes a reduction in workforce, compensation reductions in the U.S. and Singapore, including the executive compensation reductions discussed above, and other global labor cost savings initiatives utilizing local governmental programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 ADEPT TECHNOLOGY, INC.

Date:  April 6, 2009                                                        By:  /s/Lisa M. Cummins
Lisa M. Cummins
Vice President of Finance and Chief Financial Officer